CORTEVA agriscience

News Release 2Q/1H 2022

Corteva Reports Second Quarter and First Half 2022 Results, Raises Full-Year Net Sales and Earnings Guidance

- ***Increased dividend ~7% on an annualized basis, effective in the third quarter***
- ***Announces restructuring program in connection with strategic portfolio reviews***

INDIANAPOLIS, Ind., August 4, 2022 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the second quarter and six months ended June 30, 2022.

2Q 2022 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. 2Q 2021	$6.25B +11%	$1.00B (2)%	$1.37 - %
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. 2Q 2021	$6.35B +13%	$1.72B +18%	$1.64 +17%

1H 2022 Results Overview

	Net Sales	Income from Cont. Ops (After Tax)	EPS
GAAP vs. 1H 2021	$10.85B +11%	$1.58B (3)%	$2.16 (1)%
	Organic[1] Sales	**Operating EBITDA[1]**	**Operating EPS[1]**
NON-GAAP vs. 1H 2021	$11.19B +14%	$2.76B +17%	$2.61 +19%

First Half 2022 Highlights

- First half 2022 net sales rose 11% versus prior year with gains in both segments. Organic[1] sales increased 14% in the same period with gains in all regions.
- Seed net sales grew 3% and organic[1] sales increased 6% year over year, with notable gains in EMEA[2], partially offset by the reduction of corn acres and canola volumes in North America[2]. Price was up 7% globally, led by continued execution on the company's price for value strategy and recovery of higher input costs.
- Crop Protection net sales grew 24% and organic[1] sales increased 28%, led by North America[2] and Latin America. Volume gains were driven by continued penetration of new products, including Enlist™ and Arylex™ herbicides and Onmira™ fungicide, and strong early demand in Latin America. Price gains reflected strong execution across all regions in response to cost inflation.
- GAAP income and earnings per share (EPS) from continuing operations were $1.58 billion and $2.16 per share for the first half of 2022, respectively. Operating EBITDA[1] was $2.76 billion, a 17% improvement over prior year on strong price execution and volume gains in all regions and productivity actions, partially offset by inflation and currency headwinds. Operating EPS[1] was $2.61 per share, up 19% compared to prior year.
- Management increased full year 2022 net sales and earnings guidance[3]. Net sales is expected to be in the range of $17.2 billion to $17.5 billion and Operating EBITDA[1] is expected to be in the range of $2.95 billion to $3.10 billion. Operating EPS[1] is expected to be in the range of $2.45 to $2.60 per share.
- The Company announced a ~7% annualized dividend increase effective in the third quarter – reflecting continued focus on returning capital to shareholders.

1. Organic Sales, Operating EPS and Operating EBITDA are non-GAAP measures. See page A-5 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 7 for further discussion. 4. Enlist E3™ soybeans are jointly developed by Corteva Agriscience LLC and MS Technologies™.

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News Release 2Q/1H 2022 2 _ Company Updates Company Announces Completion of Strategic Portfolio Reviews • In connection with its previously announced business realignment, the Company completed strategic portfolio reviews, aimed at refining the Company’s strategy and accelerating short-term and long-term margin growth. • The outcome of this analysis is the Company’s plan to exit non-strategic geographies and product lines while emphasizing its core markets and crops, representing over 95% of its current total net sales and 99% of its current total Operating EBITDA1. • These portfolio decisions will position the Company to focus investment on delivering greater value to growers through more differentiated and sustainably advantaged solutions, leveraging its pipeline to drive advancements in global food security and climate change. • The Company is also right-sizing and optimizing its cost structure to enable greater agility and accountability for the performance of its two business units, Seed and Crop Protection. • As a result, the Company expects to record total restructuring and other charges of approximately $400 million through the second quarter of 2023, roughly half of which represents cash payments. • In the second quarter of 2022, the Company recorded $68 million of restructuring and other charges, of which $45 million related to the Company’s previously announced exit from Russia. • As a result of these actions, the Company expects to achieve more than $200 million in run-rate savings by 2025. • Additional information on the outcome of the strategic portfolio reviews will be shared on September 13th at the Company’s 2022 Investor Day. EnlistTM System Accelerates Market Penetration for 2022 • The Company delivered approximately $980 million in sales for the EnlistTM system during the first half, an increase of more than 60% versus the first half of 2021. • The Company raised its Enlist E3TM4 2022 market penetration outlook to greater than 45% of U.S. soybean acres, up from greater than 40% expected previously. • The Company estimates that greater than 80% of Enlist E3TM4 acres will receive an EnlistTM herbicide application, reflecting strong market demand and positive grower feedback on the ease and simplicity of the system. “Corteva delivered an impressive first half with double-digit sales and Operating EBITDA growth and margin expansion, reflecting strong customer demand and focused execution amidst dynamic market conditions. We also continue to take actions to accelerate performance, including the completion of strategic portfolio reviews aimed at refining our strategy, driving operational execution, and making disciplined investment decisions in innovation and technology to deliver increased value to farmers and contribute to a more sustainable global food system. We believe that we are well-positioned to continue to adapt and execute in a challenging operating environment. Our strong first half momentum and robust market fundamentals have given us confidence to raise our guidance for the year.” Chuck Magro Chief Executive Officer

News Release 2Q/1H 2022

Summary of Second Quarter 2022

For the second quarter ended June 30, 2022, net sales increased 11% versus the same period last year. Organic[1] sales rose 13%, with increases in all regions.

Volume grew 4% versus the prior-year period. Demand for new and differentiated Crop Protection products, coupled with strong early demand in Latin America, drove double-digit net sales growth for the segment, with an organic[1] sales increase of 28%. Lower seed volumes were driven by the reduction of corn acres and supply constraints in North America canola.

Price increased 9% versus prior year, reflecting continued execution on the Company's price for value strategy and recovery of higher input costs.

GAAP income from continuing operations after income taxes was $1.00 billion in second quarter 2022. Operating EBITDA[1] for the second quarter was $1.72 billion, up 18% compared to the year-ago period.

($ in millions, except where noted)	2Q 2022	2Q 2021	% Change	% Organic[1] Change
Net Sales	**$6,252**	**$5,627**	**11%**	**13%**
North America	$4,078	$3,842	6%	6%
EMEA	$858	$710	21%	34%
Latin America	$833	$588	42%	35%
Asia Pacific	$483	$487	(1)%	7%

($ in millions, except where noted)	1H 2022	1H 2021	% Change	% Organic[1] Change
Net Sales	**$10,853**	**$9,805**	**11%**	**14%**
North America	$6,083	$5,585	9%	9%
EMEA	$2,440	$2,312	6%	19%
Latin America	$1,483	$1,106	34%	31%
Asia Pacific	$847	$802	6%	13%

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News Release 2Q/1H 2022

Seed Summary

Seed net sales were $3.9 billion in the second quarter of 2022, up from approximately $3.8 billion in the second quarter of 2021. The sales increase was driven by a 7% increase in price, partially offset by a 1% decline in volume and a 2% unfavorable currency impact.

The increase in price was driven by strong execution, with global corn and soybean prices up 6% and 8%, respectively. Lower volumes were driven by reduced corn acres in North America and supply constraints in North America canola and Latin America corn, which more than offset gains in EMEA and North America soybeans. Unfavorable currency impacts were led by the Turkish Lira and the Euro.

Segment Operating EBITDA was $1.2 billion in the second quarter of 2022, up 10% from the second quarter of 2021. Price execution and ongoing cost and productivity actions more than offset higher input and freight costs, the unfavorable impact of currency, and lower corn acres and canola volumes in North America. Segment operating EBITDA margin improved by approximately 170 basis points versus the prior-year period.

($ in millions, except where noted)	2Q 2022	2Q 2021	% Change	% Organic[1] Change
North America	$3,235	$3,104	4%	4%
EMEA	$359	$298	20%	34%
Latin America	$206	$234	(12)%	(13)%
Asia Pacific	$147	$144	2%	9%
Total 2Q Seed Net Sales	**$3,947**	**$3,780**	**4%**	**6%**
2Q Seed Operating EBITDA	**$1,240**	**$1,123**	**10%**	**N/A**

Seed net sales were $6.5 billion in the first half of 2022, up from approximately $6.3 billion in the first half of 2021. The sales increase was driven by a 7% increase in price. This gain was partially offset by a 1% decline in volume and a 3% unfavorable currency impact.

The increase in price was driven by strong execution globally, led by North America and EMEA, with corn and soybean prices each up 7% globally. The decline in volume was driven by reduced corn acres in North America and supply constraints in North America canola and Latin America corn, which more than offset gains in EMEA and North America soybeans. Unfavorable currency impacts were led by the Turkish Lira and the Euro.

Segment Operating EBITDA was $1.8 billion in the first half of 2022, up 4% from the first half of 2021. Price execution and ongoing cost and productivity actions more than offset higher input and freight costs, the unfavorable impact of currency, lower volumes in North America, and the unfavorable year-over-year impact from the remeasurement of a previously held equity investment.

($ in millions, except where noted)	1H 2022	1H 2021	% Change	% Organic[1] Change
North America	$4,419	$4,314	2%	3%
EMEA	$1,285	$1,245	3%	17%
Latin America	$529	$508	4%	5%
Asia Pacific	$238	$205	16%	24%
Total 1H Seed Net Sales	**$6,471**	**$6,272**	**3%**	**6%**
1H Seed Operating EBITDA	**$1,809**	**$1,740**	**4%**	**N/A**

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News Release 2Q/1H 2022

Crop Protection Summary

Crop Protection net sales were approximately $2.3 billion in the second quarter of 2022 compared to approximately $1.8 billion in the second quarter of 2021. The sales increase was driven by a 14% increase in volume and a 14% increase in price. These gains were partially offset by a 2% unfavorable currency impact and a 1% unfavorable portfolio impact.

The increase in volume was driven by continued penetration of new products, including Enlist™ herbicide and Onmira™ fungicide, coupled with strong early demand in Latin America. The increase in price was broad-based, with gains in all regions led by North America and Latin America, and mostly reflected pricing for higher raw material and logistical costs. Unfavorable currency impacts were led by the Euro. The portfolio impact was driven by a divestiture in Asia Pacific.

Segment Operating EBITDA was $509 million in the second quarter of 2022, up 38% from the second quarter of 2021. Pricing and volume gains and productivity actions more than offset higher input costs, including raw material costs, and the unfavorable impact of currency. Segment operating EBITDA margin improved by more than 200 basis points versus the prior-year period.

($ in millions, except where noted)	2Q 2022	2Q 2021	% Change	% Organic[1] Change
North America	$843	$738	14%	15%
EMEA	$499	$412	21%	34%
Latin America	$627	$354	77%	67%
Asia Pacific	$336	$343	(2)%	6%
Total 2Q Crop Protection Net Sales	**$2,305**	**$1,847**	**25%**	**28%**
2Q Crop Protection Operating EBITDA	**$509**	**$370**	**38%**	**N/A**

Crop Protection net sales were approximately $4.4 billion in the first half of 2022 compared to approximately $3.5 billion in the first half of 2021. The sales increase was driven by a 16% increase in volume and a 12% increase in price. These gains were partially offset by a 3% unfavorable currency impact and a 1% unfavorable portfolio impact.

The increase in volume was driven by continued penetration of new products, including Enlist™ and Arylex™ herbicides and Onmira™ fungicide, with new product sales up more than 60% compared to the same period last year. In addition, the Company experienced strong early demand in Latin America.

The increase in price was broad-based, with gains in all regions led by North America, and mostly reflected pricing for higher raw material and logistical costs. Unfavorable currency impacts were led by the Euro and the Turkish Lira. The portfolio impact was driven by a divestiture in Asia Pacific.

Segment Operating EBITDA was $1.0 billion in the first half of 2022, up 45% from the first half of 2021. Pricing and volume gains and productivity actions more than offset higher input costs, including raw material costs, and the unfavorable impact of currency. Segment operating EBITDA margin improved by more than 320 basis points versus the prior-year period largely driven by pricing execution and new and differentiated technology.

($ in millions, except where noted)	1H 2022	1H 2021	% Change	% Organic[1] Change
North America	$1,664	$1,271	31%	31%
EMEA	$1,155	$1,067	8%	21%
Latin America	$954	$598	60%	53%
Asia Pacific	$609	$597	2%	9%
Total 1H Crop Protection Net Sales	**$4,382**	**$3,533**	**24%**	**28%**
1H Crop Protection Operating EBITDA	**$1,000**	**$691**	**45%**	**N/A**

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News Release 2Q/1H 2022 6 2022 Updated Guidance The outlook for agriculture remains robust despite recent commodity price volatility. The Company expects record demand for grain and oilseeds in 2022, which should support commodity prices as ending stocks remain under pressure. Grower balance sheets and income levels remain healthy despite increased input costs for fuel and fertilizer, leading customers to prioritize technology to maximize return. As a result, the Company updated its previously provided guidance3 for the full year 2022 – increasing sales and earnings expectations for this period. Corteva expects net sales in the range of $17.2 billion to $17.5 billion, which at the mid-point represents expected net sales growth of 11% for the year. Operating EBITDA1 is expected to be in the range of $2.95 billion to $3.10 billion, which at the mid-point represents expected Operating EBITDA1 growth of 17% for the year. Operating EPS1 is expected to be in the range of $2.45 to $2.60 per share. The Company is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Second Quarter Conference Call The Company will host a live webcast of its second quarter and first half 2022 earnings conference call with investors to discuss its results and outlook tomorrow, August 5, 2022, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the Company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter, and YouTube. Cautionary Statement About Forward-Looking Statements This report contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; environmental, social and governance (“ESG”) targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond Corteva’s control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva’s business, results of operations and financial condition. Some of the important factors that could cause Corteva’s actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to successfully develop and commercialize Corteva’s pipeline; (ii) failure to obtain or maintain the necessary regulatory approvals for some of Corteva’s products; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva’s biotechnology and other agricultural products; (iv) effect of changes in agricultural and related policies of governments and international organizations; (v) effect of competition and consolidation in Corteva’s industry; (vi) effect of competition from manufacturers of generic products; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of climate change and unpredictable seasonal and weather factors; (ix) failure to comply with competition and antitrust laws; (x) competitor’s establishment of an intermediary platform for distribution of Corteva's products; (xi) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xii) effect of industrial espionage and other disruptions to Corteva’s supply chain, information technology or network systems; (xiii) effect of volatility in Corteva’s input costs; (xiv) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xv) failure of Corteva’s customers to pay their debts to Corteva, including customer financing programs; (xvi) increases in pension and other post-employment benefit plan funding obligations; (xvii) risks related to environmental litigation and the indemnification obligations of legacy EID liabilities in connection with the separation of Corteva; (xviii) risks related to Corteva’s global operations; (xix) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xx) capital markets sentiment towards ESG matters (xxi) risks related to COVID-19; (xxii) Corteva’s ability to recruit and retain key personnel; (xxiii) Corteva’s intellectual property rights or defend against intellectual property claims asserted by others; (xxiv) effect of counterfeit products; (xxv) Corteva’s dependence on intellectual property cross-license agreements; (xxvi) other risks related to the Separation from DowDuPont; and (xxvii) risks related to the Russia and Ukraine military conflict. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K.

News Release 2Q/1H 2022 7 Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating earnings (loss) per share, and base income tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the noncash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. Additionally, in connection with the Company’s shift to a global business unit model, the Company has assessed its business priorities and operational structure to maximize the customer experience and deliver on growth and earnings potential. As a result of this assessment, the company has committed to restructuring actions that, combined with the impact of the company’s separate announcement to withdraw from Russia and stop production and business activities (“Russia Exit”) (collectively the “2022 Restructuring Actions”), have resulted in expected total pre-tax restructuring and other charges of approximately $350 million to $420 million. The restructuring actions associated with these charges are expected to be substantially complete in 2023. Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non- operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items. Non-operating (benefits) costs consists of non-operating pension and other post-employment benefit (OPEB) benefits (costs), tax indemnification adjustments, and environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating earnings (loss) per share is defined as “earnings (loss) per common share from continuing operations - diluted” excluding the after-tax impact of significant items, the after tax impact of non-operating benefits (costs), the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base income tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses), non-operating benefits (costs), amortization of intangibles (existing as of the Separation), mark-to- market gains (losses) on certain foreign currency contracts not designated as hedges, and significant items. ® TM Corteva Agriscience and its affiliated companies. 08/04/2022 Media Contact Gregg Schmidt +1 302-485-3260 gregg.m.schmidt@corteva.com Investor Contact Kim Booth +1 302-485-3704 kimberly.a.booth@corteva.com